UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2015

           Coach, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-16153	52-2242751
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

516 West 34th Street, New York, NY 10001
(Address of principal executive offices) (Zip Code)

        (212) 594-1850
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On February 23, 2015, Coach, Inc., a Maryland corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (collectively, the “Underwriters”), providing for its underwritten public offering of $600 million aggregate principal amount of 4.250% senior unsecured notes due 2025 (the “Notes”). The offer and sale of the Notes is registered under the Securities Act of 1933, as amended, pursuant to an automatic shelf registration statement on Form S-3 (File No. 333-200642) filed with the Securities and Exchange Commission on December 1, 2014. The Company intends to use the net proceeds from the offering for general corporate purposes, which may include capital expenditures, working capital, repayment of outstanding revolver borrowings, acquisitions, or investments in, and funding for, its Hudson Yards development.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company and customary conditions to closing, indemnification rights and obligations of the parties. The Company expects the transaction to close on or about March 2, 2015 (the “Closing Date”).

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, various financial advisory, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The Notes will be issued under an Indenture (the “Base Indenture”), as supplemented by a First Supplemental Indenture, to be dated as of the Closing Date (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as trustee. The Indenture will contain covenants limiting the Company’s ability to: (1) create certain liens, (2) enter into certain sale and leaseback transactions and (3) merge, or consolidate or transfer, sell or lease all or substantially all of the Company’s assets. These covenants will be subject to important limitations and exceptions that will be described in the Indenture.

The Notes will bear interest at a rate of 4.250% per year, payable semi-annually on April 1 and October 1 of each year, beginning on October 1, 2015. The Notes will be unsecured, senior obligations and rank equal in right of payment to any of the Company’s existing and future senior unsecured indebtedness, senior in right of payment to any of the Company’s future subordinated indebtedness, effectively subordinated in right of payment to any of the Company’s subsidiaries’ obligations (including secured and unsecured obligations) and effectively subordinated in right of payment to any of the Company’s secured obligations, to the extent of the assets securing such obligations.

The description of the Underwriting Agreement and the Indenture in this Form 8-K is a summary of, and is qualified in its entirety by, the terms of the Underwriting Agreement and the Indenture. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Form 8-K and is incorporated herein by reference. A copy of the Indenture will be subsequently filed in a Current Report on Form 8-K on or promptly following the Closing Date.

Item 8.01        Other Events.

On February 23, 2015, the Company issued a press release announcing the pricing of its public offering of $600 million aggregate principal amount of 4.250% senior unsecured notes due 2025. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01        Financial Statements and Exhibits.

(d)	Exhibits
	1.1	Underwriting Agreement, dated as of February 23, 2015, among the Company and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein.
	99.1	Press Release issued by Coach, Inc. on February 23, 2015, announcing the pricing of its underwritten public offering of $600 million aggregate principal amount of 4.250% senior unsecured notes due 2025.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 23, 2015

COACH, INC.

By:	/s/ Todd Kahn
Todd Kahn
Global Corporate Affairs Officer, General
Counsel and Secretary

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of February 23, 2015, among the Company and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein.

99.1	Press Release issued by Coach, Inc. on February 23, 2015, announcing the pricing of its underwritten public offering of $600 million aggregate principal amount of 4.250% senior unsecured notes due 2025.